                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                               SCHEDULE 13G
                              (RULE 13d-102)

       INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
        RULES 13d-1(b),(c) AND (d) AND AMENDMENTS THERETO FILED
                        PURSUANT TO RULE 13d-2(b)

                       FIRSTWORLD COMMUNICATIONS, INC.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                  SERIES B COMMON STOCK, $.0001 PAR VALUE
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                               337625 20 6
                     ----------------------------------
                              (CUSIP Number)

                             DECEMBER 31, 1998
--------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     / / Rule 13d-1(c)

     /X/ Rule 13d-1(d)



                               Page 1 of 5 Pages

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CUSIP No. 337625 20 6                13G                      Page 2 of 5 Pages
          ---------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     DONALD L. STURM
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
     NOT APPLICABLE
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     UNITED STATES
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       20,452,849
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       NOT APPLICABLE
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    20,452,849
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    NOT APPLICABLE
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     20,452,849
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares       / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     63.6%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------

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ITEM 1.

    (a)   Name of Issuer
          FIRSTWORLD COMMUNICATIONS, INC.
          ---------------------------------------------------------------------
    (b)   Address of Issuer's Principal Executive Offices
          7100 E. BELLEVIEW AVENUE, SUITE 210
          GREENWOOD VILLAGE, COLORADO 80111
          ---------------------------------------------------------------------

ITEM 2.

    (a)   Name of Person Filing
          DONALD L. STURM
          ---------------------------------------------------------------------
    (b)   Address of Principal Business Office or, if none, Residence
          3033 EAST FIRST AVENUE, SUITE 200
          DENVER, COLORADO 80206
          ---------------------------------------------------------------------
    (c)   Citizenship
          UNITED STATES
          ---------------------------------------------------------------------
    (d)   Title of Class of Securities
          SERIES B COMMON STOCK
          ---------------------------------------------------------------------
    (e)   CUSIP Number
          THE CUSIP NUMBER FOR THE SERIES B COMMON STOCK IS 337625 20 6.
          ---------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

    (a) / / Broker or dealer registered under Section 15 of the Act.

    (b) / / Bank as defined in Section 3(a)(6) of the Exchange Act.

    (c) / / Insurance company as defined in Section 3(a)(19) of the Exchange
            Act.

    (d) / / Investment company registered under Section 8 of the Investment Company Act.

    (e) / / An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

    (f) / / An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

    (g) / / A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

    (h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

    (i) / / A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company.

    (j) / / Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

    If this statement is filed pursuant to Rule 13d-1(c), check this box. / /

                               Page 3 of 5 Pages

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ITEM 4.  OWNERSHIP

    Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

    (a) Amount beneficially owned:
        20,452,849 SHARES OF SERIES B COMMON STOCK
    ---------------------------------------------------------------------------

    (b) Percent of class:
        63.6%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which the person has:

          (i) Sole power to vote or to direct the vote
              20,452,849
              -----------------------------------------------------------------
         (ii) Shared power to vote or to direct the vote
              0
              -----------------------------------------------------------------
        (iii) Sole power to dispose or to direct the disposition of
              20,452,849
              -----------------------------------------------------------------
         (iv) Shared power to dispose or to direct the disposition of
              0
              -----------------------------------------------------------------


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         NOT APPLICABLE

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         NOT APPLICABLE

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         NOT APPLICABLE

ITEM 10. CERTIFICATION

         NOT APPLICABLE

                               Page 4 of 5 Pages

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                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 11, 1999

                                                  /s/ DONALD L. STURM
                                             --------------------------------
                                                    DONALD L. STURM











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